Date: June 22, 2006

For Immediate Release

AVENUE GROUP SIGNS AGREEMENT TO DRILL UP TO 15 WELLS IN THE APPALACHIAN BASIN

June 22, 2006. New York, New York: Avenue Group, Inc. (OTCBB:AVNU) announced today that its wholly owned subsidiary Avenue Energy, Inc. (“Avenue”) has signed an agreement with Oil & Gas Management, Inc, (“OGM”) to participate in the drilling of up to 15 gross wells in the Appalachian Basin.

OGM, located in Mt. Pleasant, Pennsylvania holds lease interests in over 50,000 acres in Pennsylvania, West Virginia and Maryland. The company operates over 200 wells and associated gathering lines, compressor stations and dehydration facilities.

Pursuant to the agreement, OGM will drill and operate up to 15 new wells whose well depths will range from 3000 to 5500 feet. Avenue in most cases will hold a 75% working interest and OGM will participate with a 25% working interest. Drilling is expected to commence in July. Each well costs approximately $250,000 and generally takes ten to fourteen days to drill and complete. The success rate in this part of the Basin historically has been in excess of 90% with initial production in the range of 50 to 90 mcfgd. Ultimate recoverable reserves have averaged 250 million cubic feet of gas per well.

“Going forward, we plan to seek other low risk drilling opportunities in Appalachia and similar basins in the US." Levi Mochkin, President and CEO of Avenue Group Inc commented, “We see this agreement as the first of several which will provide Avenue with the opportunity to acquire low risk oil and gas reserves.”

“We are delighted to establish a relationship with Oil and Gas Management, who is an experienced operator in the Appalachian Basin” Norman Singer, President of Avenue Energy, Inc. said, “In addition, we are also attracted to the value proposition of potentially producing natural gas at a premium price to NYMEX, rather than for the steep discount to NYMEX that most other U.S. natural gas sells for today. Some basis differentials now exceed $3.00 per mmbtu, creating a very pronounced value advantage for Appalachian Basin gas production.”

Avenue is currently finalizing financing for this project and expects to announce the details in the next week or two.

About the Appalachian Basin

The Appalachian basin covers over 185,000 square miles across seven states (from Western New York through Georgia and Alabama) and is the US's oldest producing region with production in excess of 46 tcf of gas from over 400,000 wells. In 2003, the National Petroleum Council estimated the basin still contained another 9 tcf of proved gas reserves and an additional 68 tcf of unproved gas reserves.

ABOUT AVENUE GROUP INC

Avenue Group Inc. (OTCBB:AVNU) through its subsidiary Avenue Energy, Inc. is engaged in the exploration and development of oil and gas reserves.

Certain statements in this announcement including statements such as "believes," "anticipates," "expects" and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management's current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Avenue Group to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-KSB, for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the period ended March 30, 2006. Avenue Group Inc. undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

For further information, please visit our website at www.avenuegroupinc.com or contact Levi Mochkin at (888) 612-4188 ext 4 or Norman Singer ext 5 or email avenuegroup@gmail.com